Exhibit 3.1

Articles of Incorporation

(PURSUANT TO NRS 78)

1.

Name of Corporation: Modbe, Inc.

2.

Resident Agent Name and Street IncSmart.biz, 4421 Edward Ave. Las Vegas 89108

3.

Shares:100,000,000, par value per share $0.0001

4.

Names & Addresses of the Board of Directors/Trustees: Jeff Wilhite, PO Box 970189 Orem UT 84097

5.

Purpose: Any legal purpose

6.

Name, Address and Signature of Incorporator: Jeff Wilhite, PO Box 970189 Orem UT 84097

/s/ Jeff Wilhite,

February 21, 2008

7.

Certificate of Acceptance of Appointment of Resident Agent:

/s/ IncSmart.biz

February 21, 2008